PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282970

ACLARION, INC.

Up to 27,515,153 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, of up to an aggregate of 27,515,153 shares of our common stock, par value $0.00001 per share, consisting of, (a) up to 21,830,104 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Convertible Preferred Stock”) and (b) up to 5,685,049 shares of common stock issuable upon the exercise of warrants (the “Common Warrants”), each sold in a private investment in public equity financing (the “PIPE Offering”) pursuant to a Securities Purchase Agreement, dated September 30, 2024 (the “2024 SPA”), by and between us and the purchasers named therein (the “Selling Stockholders”).

We are not selling any securities under this prospectus, and we will not receive proceeds from the sale of the shares of our common stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Common Warrants, which, if exercised in cash at the current applicable exercise price, would result in gross proceeds to us of approximately $1.2 million.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for our common stock or in negotiated transactions.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ACON.” On November 7, 2024 the closing price for our common stock, as reported on the Nasdaq Capital Market, was $0.1843 per share. Our warrants offered in connection with our initial public offering (the “IPO Warrants”) are quoted on the Nasdaq Capital Market under the symbol “ACONW.” The last reported sale price of our IPO Warrants on the Nasdaq Capital Market on November 7, 2024 was $0.0211 per IPO Warrant.

We have received deficiency letters from The Nasdaq Stock Market LLC (“Nasdaq”) that we are not in compliance with Nasdaq’s (i) minimum bid price requirement of at least $1.00 per share (the “Bid Price Requirement”) and (ii) requirement to have at least $2,500,000 in stockholders’ equity (the “Stockholders’ Equity Requirement”).

On April 8, 2024, we received a written notice from Nasdaq indicating that the Company was not in compliance with the Bid Price Requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Notice”). The Bid Price Notice did not result in the immediate delisting of the Company’s common stock from the Nasdaq Capital Market. The Bid Price Notice indicated that the Company will be provided 180 calendar days (or until October 7, 2024) in which to regain compliance. We did not regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period on October 7, 2024. On October 8, 2024, we received from the Nasdaq staff (the “Staff”) written notification that our securities are subject to delisting from the Nasdaq Capital Market.

At the Company’s special stockholders’ meeting on September 23, 2024, the Company’s stockholders approved a proposal to grant discretionary authority to our board of directors to (i) amend our certificate of incorporation to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-five (1-for-5) to a maximum of a one-for-fifty (1-for-50) split, with the exact ratio to be determined by our board of directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within one year of the date the proposal was approved by stockholders. The Company intends to implement a reverse stock split in the near future in order to assist with the Company’s compliance with Nasdaq’s Bid Price Requirement.

On August 22, 2024, the Company received a letter from Nasdaq indicating that it was not in compliance with the Stockholders’ Equity Requirement. In its quarterly report on Form 10-Q for the period ended June 30, 2024, the Company reported stockholders’ equity of $1,642,177, and, as a result, did not satisfy Listing Rule 5550(b)(1). Accordingly, the Staff had determined to delist the Company’s common stock from Nasdaq. Nasdaq’s letter provided us until August 29, 2024 to request an appeal of this determination.

We have appealed both of these matters to a Nasdaq hearing panel (the “Panel”). The hearing request stays any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the Panel following the hearing. We had an appeal hearing on October 10, 2024 before the Panel to appeal the delisting notices from the Staff. The Panel has granted the Company an extension until January 31, 2025 to demonstrate compliance with the Bid Price Requirement and the Stockholders' Equity Requirement. As noted above, we plan to implement a reverse stock split in the near future in order to assist with the Company’s compliance with Nasdaq’s Bid Price Requirement. The Company also is working to demonstrate compliance with the Stockholders' Equity Requirement as requested by the Panel. While the appeal process is pending, the suspension of trading of the Company’s common stock will be stayed. Our common stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues its final written determination.

The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and remain listed on Nasdaq. The Company is currently evaluating its available options to resolve the deficiency and regain compliance with the Stockholders’ Equity Requirement.

The Company’s receipt of these letters from Nasdaq does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” carefully before you invest in any of our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 8, 2024

TABLE OF CONTENTS

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About This Prospectus

The registration statement we filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference,” before investing in any of the securities being offered. You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. Neither we, nor the Selling Stockholders, have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Aclarion, Inc.

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Cautionary Note Regarding Forward Looking Statements

This prospectus and any accompanying prospectus or prospectus supplement and the documents incorporated by reference herein and therein may contain forward looking statements that involve significant risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC which are incorporated by reference herein. This prospectus, and any accompanying prospectus or prospectus supplement, should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 and related notes, which are incorporated by reference herein.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of the significant risks, uncertainties and assumptions that accompany forward-looking statements, the forward-looking events and circumstances discussed in this prospectus and any accompanying prospectus or prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus, or any accompanying prospectus or any prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any accompanying prospectus, or any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” the “Company,” or “Aclarion” means Aclarion, Inc.

Overview

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy (“MRS”), and a proprietary biomarker to optimize clinical treatments. Aclarion’s technology addresses the $134.5B U.S. low back and neck pain market, which according to a 2020 JAMA (Journal of the American Medical Association) article is now the most costly healthcare condition in the United States. The Company is currently utilizing Artificial Intelligence (“AI”) to assist in quality control processes that flag spectroscopy data indicative of a poor MRS study. The use of AI in this application is early in its development cycle and is expected to evolve with further research and development. The Company is also researching the application of AI and machine learning platforms to analyze both the raw spectroscopy data and the post-processed signal to evaluate whether AI platforms can more efficiently and more effectively associate MRS data with clinical outcomes. The use of AI in this application is aspirational and we intend this type of AI research and development to be an ongoing process applied not only to the various treatment paths associated with back pain, such as conservative therapies, regenerative and cell therapies and surgical intervention, but also to potentially expand into other clinical explorations involving the diagnosis of brain, breast and prostate tumors.

The Company, which has limited sales to date, is addressing this market by initially focusing on improving the outcomes of surgical interventions to treat low back pain. In this initial application, Aclarion technology is intended to assist surgeons in determining the optimal surgical procedure for a patient undergoing surgery for pain isolated to their lumbar spine (the “lumbar spine” is comprised of the five (5) lower vertebrae, L-1 to L-5). We then intend to add additional applications of our technology targeting the management of large segments of low back pain patients from the point of initial Magnetic Resonance Imaging (“MRI”) through to episode resolution. We believe this will expand the use of our technology to low back pain patients undergoing conservative therapies such as physical therapy or biologic and cell therapies aimed at regenerating the lumbar discs. We plan to expand the application of our technology beyond the lumbar spine to address neck pain populations in addition to low back pain populations. To expand the application of our technology for use in neck pain populations, we will need to overcome technical changes associated with securing adequate MRS data from the cervical disc, which is significantly smaller than the lumbar disc, and there can be no assurance the Company will be able to overcome these challenges.

The core technology Aclarion employs is MRS. The patient experience when undergoing an MRS exam is exactly like that of a standard MRI, with the exception of an additional 3-5 minutes for each disc undergoing a spectroscopy exam. Whereas a standard MRI produces a signal that is converted into anatomical images, an MRS produces a signal that is converted into a waveform that identifies the chemical composition of tissues. Just like with standard MRI’s, the data from spectroscopy is useless without technologies that can process the data. Aclarion has developed proprietary signal processing software that transforms spectroscopy data into clear biomarkers. These biomarkers, which are exclusively licensed from the Regents of University of California, San Francisco (“UCSF”), are the key data inputs for our proprietary algorithms that, when applied, determine if an intervertebral disc is consistent with pain. Our patent portfolio includes 23 U.S. Patents, 17 Foreign Patents, 6 pending U.S. patent applications, and 7 pending Foreign patent applications, including patents and patent applications exclusively licensed from Regents of the University of California.

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We believe one of the biggest issues driving the cost of treating low back and neck pain patients to the top of the list for healthcare spending is that there is no objective, cost effective and noninvasive diagnostics to reliably identify the source of a patient’s pain. We believe the poor surgical outcomes for Discogenic Low Back Pain (“DLBP”) are largely due to difficulties in reliably and accurately diagnosing the specific spinal discs that are causing pain. The current primary diagnostic standard is the MRI, which is useful for showing abnormal structures and tissue dehydration, but, we believe, cannot reliably identify specific discs that are causing pain. To diagnose specific discs that are causing pain, a needle-based Provocation Discogram test (“PD Test”) has been developed. PD Tests have been shown to be highly accurate when performed properly. However, a PD Test is invasive, subjective and unpleasant for the patient as the patient needs to be awake in order to tell the physician if the pain the physician is purposefully causing in the disc is the same as the pain the patient feels when they are experiencing a back pain episode. In addition, recent evidence has shown that the action of inserting a needle into a normal disc during a discogram procedure leads to an increased rate of degeneration in these previously normal discs. Based on the limitations and concerns of the PD Test, we believe there is a significant need for an objective, accurate, personalized and noninvasive diagnostic test that can reliably determine if an individual disc is a pain generator. By providing physicians information about whether a disc has the chemical and structural makeup consistent with pain or not, we believe the treatment plan for each patient will lead to more efficient and targeted care that, will in turn, result in lower costs and healthier patient outcomes.

Aclarion has taken the first steps to demonstrate the potential use of our technology in helping to improve the outcome of surgical intervention for DLBP patients by publishing a clinical study (Gornet et al) in the European Spine Journal in April 2019. The study illustrated that when all discs identified as consistent with pain by our technology were included in a surgical treatment, 97% of the patients met the criteria for “clinical improvement”. This compared to only 54% of patients meeting the criteria for clinical improvement if a disc that our technology identified as consistent with pain, was not included in the surgical treatment.

The results of this clinical study led the CPT committee to approve four Category III codes for our technology in January 2021. The NIH also included our technology as one of the handful of technologies selected to participate in their $150 million Back Pain Consortium (BACPAC) Research Program, an NIH translational, patient-centered effort to address the need for effective and personalized therapies for chronic low back pain.

In April 2023, Aclarion advanced the evidence of our technology with a peer-reviewed journal article detailing the Gornet 2-year outcomes, published in the European Spine Journal. The 2-year outcomes were durable with 1-year outcomes previously published in 2019. At 2-years follow-up, 85% of patients improved when disc(s) identified as consistent with pain by our technology were included in a surgical treatment, compared to only 63% of patients when disc(s) identified as consistent with pain were not treated or disc(s) identified as consistent without pain were treated.

Recent Developments

Private Placement of Preferred Stock and Common Warrants

On September 30, 2024, we entered into the 2024 SPA with the Selling Stockholders for a convertible preferred stock and warrants financing. At the closing, we issued 1,000 shares of Series C Convertible Preferred Stock at a purchase price of $1,000 per share of Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into common stock at an initial conversion price of $0.1759 per share of common stock. The Company also issued the Common Warrants exercisable for 5,685,049 shares of common stock with a 5.5 year term.

The Common Warrants are exercisable beginning April 1, 2025 for $0.1759 per share of common stock, subject to certain adjustments, including with respect to stock dividends, splits, subsequent rights offerings, pro rata distributions and a Fundamental Transaction (as defined in the Common Warrant) and until April 1, 2030 (the “Expiration Date”). The exercise of the Warrants are subject to beneficial ownership limitations.

In connection with the PIPE Offering, we entered into a Registration Rights Agreement with the Purchasers, dated September 30, 2024 (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we shall file a registration statement covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC no later than the 30th calendar day following the date of the Registration Rights Agreement, and have the registration statement declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 60th calendar day following the date of the Registration Rights Agreement.

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Emerging Growth Company under the JOBS Act

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;
•	reduced disclosure about executive compensation arrangements; and
•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our April 2022 IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were formed under the name Nocimed, LLC, a limited liability company in January 2008, under the laws of the State of Delaware. In February 2015, Nocimed, LLC was converted into Nocimed, Inc. a Delaware corporation. On December 3, 2021, we changed our name to Aclarion, Inc. Our principal executive offices are located at 8181 Arista Place, Suite 100, Broomfield, Colorado 80021. Our main telephone number is (833) 275-2266. Our internet website is www.aclarion.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

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THE OFFERING

Securities Offered by the Selling Stockholders	This prospectus covers the resale of a total of up to 27,515,153 shares of our common stock, consisting of, (a) up to 21,830,104 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock and (b) up to 5,685,049 shares of common stock issuable upon the exercise of the Common Warrants, each sold in the PIPE Offering pursuant to the 2024 SPA, by and between us and the Selling Stockholders.

Common Stock Outstanding Prior to this Offering	10,140,916 shares

Common Stock to be Outstanding After this Offering	Up to 37,656,069 shares

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock being offered by this prospectus. However, we may receive proceeds from the cash exercise of the Common Warrants, which, if exercised in cash at the current exercise price with respect to all Common Warrants, would result in gross proceeds to us of approximately $1.2 million. The proceeds from such Common Warrant exercises, if any, will be used for working capital and general corporate purposes. See “Use of Proceeds” on page 7 of this prospectus.

Nasdaq Capital Market Symbols	Common Stock “ACON”. IPO Warrants “ACONW”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The number of shares outstanding after this offering is based on 10,140,916 shares of our common stock outstanding as of October 28, 2024, and excludes as of such date:

•	136,123 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2015 Stock Plan,
•	33,334 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2022 Stock Plan,
•	130,093 shares of our common stock reserved for future grant under our 2022 Stock Plan,
•	10,350,000 shares of our common stock issuable upon the exercise of our outstanding February 2024 public offering warrants,
•	5,685,049 shares of our common stock issuable upon the exercise of our outstanding September 2024 warrants,
•	155,610 shares of common stock issuable upon the exercise of our outstanding IPO Warrants,
•	551,815 shares of common stock issuable upon the exercise of outstanding privately placed warrants,
•	10,825 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant.
•	approximately 3,974,581 shares of common stock which may be issued upon conversion of our outstanding Series C Convertible Preferred Stock at the current conversion price of $0.234,
•	approximately 5,685,049 shares of common stock which may be issued upon conversion of our outstanding Series C Convertible Preferred Stock at the current conversion price of $0.1759, and
•	up to $6.8 million worth of common stock that may be sold in the future by us to White Lion from time to time pursuant to the Equity Line Purchase Agreement. (as defined below)

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Risk Factors

Investing in our securities is highly speculative and involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in any accompanying prospectus or any future prospectus supplement, as well as in any related free writing prospectus for a specific offering of securities, and the risk factors incorporated by reference into this prospectus, any accompanying prospectus or such prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein. You should also carefully consider other information contained and incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

Use of Proceeds

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the common stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Common Warrants, which, if exercised in cash at the current exercise price with respect to all Common Warrants, would result in gross proceeds to us of approximately $2.31 million. The proceeds from such Common Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Common Warrants will be exercised, and it is possible that some or all of the Common Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

Dividend Policy

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

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SELLING STOCKHOLDERS

The Selling Stockholders acquired the Series C Convertible Preferred Stock and Common Warrants from us in an private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, and/or Rule 506 under Regulation D promulgated thereunder. The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the Series C Convertible Preferred Stock and exercise of the Common Warrants. For additional information regarding the issuance of the Series C Convertible Preferred Stock and Common Warrants, see “Prospectus Summary—Recent Developments—Private Placement of Preferred Stock and Common Warrants” above.

We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of the Series C Convertible Preferred Stock and the Common Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each of the Selling Stockholders, based on its ownership of the Series C Convertible Preferred Stock and Common Warrants, as of October 21, 2024, assuming conversion of the Series C Convertible Preferred Stock and exercise of the Common Warrants held by the Selling Stockholders on that date, without regard to any limitations on conversion and exercise set forth in the Certificate of Designation for the Series C Convertible Preferred Stock or Common Warrants.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders (without regard to any limitations on conversion of the Series C Convertible Preferred Stock set forth in the Certificate of Designation related thereto or exercise of the Common Warrants set forth therein).

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) 250% of the maximum number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock (assuming for purposes hereof that (x) the preferred stock are convertible at the alternate conversion price, (y) dividends on the preferred stock shall accrue through the second anniversary of the issuance thereof and will be converted in shares of common stock at a dividend conversion price equal to the Dividend Conversion Price (as defined in the Certificate of Designations) assuming an Dividend Date (as defined in the Certificate of Designations) as of the date hereof and (z) any such conversion shall not take into account any limitations on the conversion of the Series C Convertible Preferred Stock set forth in the Certificate of Designation related thereto) and (ii) the maximum number of shares of common stock issuable upon exercise of the Common Warrants, determined as if the outstanding Series C Convertible Preferred Stock and Common Warrants were converted or exercised (as the case may be) in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Common Warrants or conversion of the Series C Convertible Preferred Stock. Because the conversion price and alternate conversion price of the Series C Convertible Preferred Stock and the exercise price of the Common Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series C Convertible Preferred Stock and the Common Warrants held by Selling Stockholders, a Selling Stockholder may not convert any Series C Convertible Preferred Stock or exercise any Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (the “Maximum Percentage”), of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock which have not been converted or exercise of the Common Warrants which have not been exercised. The number of shares in the second column reflects these limitations, however, the fourth column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(9)
	Number		Percent		Number	Percent
Cavalry Fund I, LP(3)	528,110	(4)	4.99%	16,509,091	6,051,179	13.77%
WVP Emerging Manager Onshore Fund LLC – Structured Small Cap Lending Series(5)	528,110	(6)	4.99%	5,503,031	1,012,716	2,62%
White Lion(7)	528,110	(8)	4.99%	5,503,031	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Applicable percentage ownership is based on 10,044,728 shares of our common stock outstanding as of October 21, 2024.

(2)	For the purposes of the calculations of common stock to be sold pursuant to the prospectus we are assuming that (i) the Common Warrants are exercised in full and the Series C Convertible Preferred Stock is converted in full at an alternate conversion price of $0.13488 per share with dividends accruing through the second anniversary of the issuance thereof, in each case without regard to any limitations set forth in the Common Warrant or the Certificate of Designation, as applicable, (ii) a triggering event under the Certificate of Designation has not occurred, and (iii) any dividends will be converted into shares of common stock at a dividend conversion price equal to the dividend conversion price of $0.15174.

(3)	Cavalry Fund I GP LLC, the General Partner of Cavalry Fund I, LP (“Cavalry”), has discretionary authority to vote and dispose of the shares held by Cavalry, and may be deemed to be the beneficial owner of these shares. Thomas Walsh, in his capacity as CEO of Cavalry Fund I GP LLC, may also be deemed to have investment discretion and voting power over the shares held by Cavalry. Cavalry Fund I GP LLC and Mr. Walsh each disclaim any beneficial ownership of these shares. The business address of Cavalry is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(4)	This column lists the number of shares of our common stock beneficially owned by Cavalry as of October 21, 2024 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of October 21, 2024, Cavalry would beneficially own an aggregate of 22,524,271 shares of our common stock, consisting of (i) 13,098,062 shares of our common stock issuable upon conversion of 600 shares of Series C Convertible Preferred Stock, with an initial stated value of $1,000 per share, all of which shares are being registered for resale under this prospectus, (ii) 3,411,029 shares of our common stock issuable upon exercise of Cavalry’s Common Warrants, all of which shares are being registered for resale under this prospectus, (iii) 7,963 shares of our common stock previously acquired by Cavalry, none of which shares are being registered for resale under this prospectus, (iv) 5,901,542 shares of our common stock issuable upon conversion of 796 shares of Series B Convertible Preferred Stock, with an initial stated value of $1,000 per share, currently convertible at a price of $0.1349 per share previously acquired by Cavalry, none of which shares are being registered for resale by this prospectus, (v) 65,859 shares of our common stock underlying the Series A Warrants to Purchase Common Stock previously acquired by Cavalry on May 16, 2023, currently exercisable, at a price of $0.58 per share, none of which shares are being registered for resale under this prospectus; and (vi) 39,815 shares of our common stock underlying the Warrant to Purchase Common Stock previously acquired by Cavalry on November 21, 2023, currently exercisable, at a price of $0.58 per share, none of which shares are being registered for resale under this prospectus.

(5)	WVP Management, LLC, the Managing Member of WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series (“WVP”), has discretionary authority to vote and dispose of the shares held by WVP and may be deemed to be the beneficial owner of these shares. Cavalry Fund I Management LLC and Worth Venture Partners, LLC, in their capacity as advisors to WVP, may also be deemed to have investment discretion and voting power of the shares held by WVP. Thomas Walsh, in his capacity as General Partner, CEO, and CIO of Cavalry Fund I Management LLC, may also be deemed to have investment discretion and voting power over the shares held by WVP. Abby Flamholz, in her capacity as Managing Member of WVP Management, LLC and in her capacity as Managing Member of Worth Venture Partners, LLC, may also be deemed to have investment discretion and voting power of the shares held by WVP. WVP Management, LLC, Cavalry Fund I Management LLC, Worth Venture Partners, LLC, Mr. Walsh and Ms. Flamholz each disclaim any beneficial ownership of these shares. The business address of WVP is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

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(6)	This column lists the number of shares of our common stock beneficially owned by WVP as of October 21, 2024 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of October 21, 2024, WVP would beneficially own an aggregate of 6,515,747 shares of our common stock, consisting of (i) 4,366,021 shares of our common stock issuable upon conversion of 200 shares of Series C Convertible Preferred Stock, with an initial stated value of $1,000 per share, all of which shares are being registered for resale under this prospectus, (ii) 1,137,010 shares of our common stock issuable upon exercise of WVP’s Common Warrants, all of which shares are being registered for resale under this prospectus, (iii) 1,348 shares of our common stock previously acquired by WVP, none of which shares are being registered for resale under this prospectus, (iv) 993,476 shares of our common stock issuable upon conversion of 134 shares of Series B Convertible Preferred Stock, with an initial stated value of $1,000 per share, previously acquired by WVP, none of which shares are being registered for resale by this prospectus, (v) 11,151 shares of our common stock underlying the Series A Warrants to Purchase Common Stock previously acquired by WVP on May 16, 2023, currently exercisable, at a price of $0.58 per share, none of which shares are being registered for resale under this prospectus; and (vi) 6,741 shares of our common stock underlying the Warrant to Purchase Common Stock previously acquired by WVP on November 21, 2023, currently exercisable, at a price of $0.58 per share, none of which shares are being registered for resale under this prospectus.

(7)	The business address of White Lion Capital, LLC (“WLC”), is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. WLC’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of WLC. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by WLC and, indirectly, by WLC. We have been advised that WLC is not a member of the Financial Industry Regulatory Authority or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by WLC and, indirectly, by WLC.

(8)	This column lists the number of shares of our common stock beneficially owned by WLC as of October 21, 2024 after giving effect to the Maximum Percentage (as defined in above). Without regard to the Maximum Percentage, as of October 21, 2024, WLC would beneficially own an aggregate of 5,503,031 shares of our common stock, consisting of (i) 4,366,021 shares of our common stock issuable upon conversion of 200 shares of Series C Convertible Preferred Stock and (ii) 1,137,010 shares of our common stock issuable upon exercise of WLC’s Common Warrants.

(9)	This column represents the amount of shares of common stock that will be held by the Selling Stockholders after completion of this offering based on the assumptions that (a) all shares of common stock underlying Series C Convertible Preferred Stock and Common Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of common stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders are not obligated to sell all or any portion of the shares of our common stock offered pursuant to this prospectus.

Material Relationships with Selling Stockholders

On October 9, 2023, WLC and we entered into an equity line purchase agreement (the “Equity Line Purchase Agreement”) and concurrently with the Equity Line Purchase Agreement, WLC and we entered into a registration rights agreement (the “WLC RRA”), pursuant to which we agreed to file with the SEC a registration statement to register for resale under the Securities Act the shares of stock issuable under the Equity Line Purchase Agreement. Pursuant to the Equity Line Purchase Agreement, we have the right, but not the obligation, to require WLC to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

On May 16, 2023, we entered into a Securities Purchase Agreement, dated May 16, 2023 (the “2023 SPA”) with Cavalry and WVP (together, the “Investors”) for an unsecured non-convertible note financing. The Company received $1,250,000 of gross proceeds in connection with the first tranche closing of this financing and issued (i) 339,360 shares of common stock (the “Commitment Shares”); and, (ii) 1,232,156 five year Common Warrants to purchase 1,232,156 shares of Common Stock at an exercise price, subject to adjustment, of $0.6262 per share. The Commitment Shares were issued as a Commitment Fee to the Investors, and the Common Warrants were issued in connection with the associated purchase of $1,437,500 in promissory notes by the Investors. The Common Warrants are immediately exercisable for $0.6262 per share of common stock, subject to certain adjustments, including with respect to stock dividends, splits, subsequent rights offerings, pro rata distributions and a Fundamental Transaction (as defined in the Common Warrant) and until the fifth anniversary of the original issuance date (the “Expiration Date”). The Pre-Funded Warrants became exercisable on November 16, 2023 for $0.01 per share of common stock, subject to certain adjustments, including with respect to stock dividends, splits, subsequent rights offerings, pro rata distributions and a Fundamental Transaction (as defined in the Pre-Funded Warrant) until all of the Pre-Funded Warrants are exercised in full. The exercise of the Common Warrants and Pre-Funded Warrants are subject to beneficial ownership limitations. In connection with the 2023 SPA, we also entered into a Registration Rights Agreement with the Purchasers, dated May 16, 2023.

Other than in connection with the transactions described above and elsewhere in this registration statement, we have not had any material relationships with the Selling Stockholders in the last three (3) years.

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Plan of Distribution

We are registering the shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Common Warrants to permit the resale of these shares of common stock by the holders of the Series C Convertible Preferred Stock and the Common Warrants from time to time after the date of this prospectus.

Each selling stockholder of the securities and any of their pledgees, assignees, donees, transferees or other successors-in-interest may, from time to time, may sell, transfer or otherwise dispose of any or all of their securities covered hereby on the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the New York Stock Exchange or any other stock exchange, quotation service or market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may pledge or grant a security interest in some or all of the Series C Convertible Preferred Stock, the Common Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances, including, without limitation, if a selling stockholder is an entity, through an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the selling stockholders that a transferee, pledgee, donee or other successor in interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $40,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of the date that the securities (i) have been sold, pursuant to this prospectus or pursuant to Rule 144, or (ii) the date on which the securities may be resold by the selling stockholders without restriction pursuant to Rule 144 (including, without limitation, any volume or manner-of-sale limitations) and without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will not receive any proceeds from sales of any shares of common stock by the selling stockholders, although we will receive the exercise price of any Common Warrants not exercised by the selling stockholders on a cashless exercise basis.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered hereby. We are registering the resale of shares of our common stock to provide the selling stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus or at all.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

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Description of CAPITAL STOCK

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “ACON.” Our IPO Warrants are listed on the Nasdaq Stock Market under the trading symbol “ACONW.”

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Market, Symbol and Transfer Agent

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “ACON”. The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board will have the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

We issued 930 shares of newly issued Series C convertible preferred stock on August 14, 2024. The Series C Preferred Stock is convertible into common stock at an initial conversion price of $0.234 per share of common stock.

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Series C Convertible Preferred Stock

We issued 1,000 shares of newly issued Series C convertible preferred stock on September 30, 2024. The Series C Preferred Stock is convertible into common stock at an initial conversion price of $0.1759 per share of common stock.

Holders of the Series C Convertible Preferred Stock will be entitled to dividends in the amount of 10% per annum, payable quarterly. We have the option to pay dividends on the Series C Convertible Preferred Stock in additional shares of common stock. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Conversion Price (as defined in the Certificate of Designations) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series C Convertible Preferred Stock.

The stated value of each share of Series C Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series C Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $0.1759 per share of common stock. The Series C Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series C Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

The Conversion Price of the Series C Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Series C Convertible Preferred Stock has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The stated value of each share of Series C Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series C Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $0.1759 per share of common stock. The Series C Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder.

The Conversion Price of the Series C Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Certificate of Designations contains customary events of default, or “Triggering Events”, including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to this financing; and (iv) any of the shares of the Series C Convertible Preferred Stock remaining outstanding on or after September 30, 2026.

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Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series C Convertible Preferred Stock will increase to 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect, and (ii) the greater of (x) the “Floor Price” of $0.0352 and (y) 80% of the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series C Convertible Preferred Shares then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series C Convertible Preferred Shares and (ii) the equity value of our common stock underlying the Series C Convertible Preferred Shares. The equity value of our common stock underlying the Series C Convertible Preferred Shares is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

Upon our liquidation, dissolution or winding up, holders of Series C Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series C Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series C Convertible Preferred Stock into common stock immediately prior to the date of such payment.

Series B Convertible Preferred Stock

We issued 930 shares of Series B convertible preferred stock August, 2024. The Series B Preferred Stock is convertible into common stock at an initial conversion price of $0.234 per share of common stock.

Holders of the Series B Convertible Preferred Stock will be entitled to dividends in the amount of 10% per annum, payable quarterly. We have the option to pay dividends on the Series B Convertible Preferred Stock in additional shares of common stock. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Conversion Price (as defined in the Certificate of Designations) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series B Convertible Preferred Stock.

The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $0.234 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series B Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

The Conversion Price of the Series B Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Series B Convertible Preferred Stock has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $0.234 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder.

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The Conversion Price of the Series B Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Certificate of Designations contains customary events of default, or “Triggering Events”, including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to this financing; and (iv) any of the shares of the Series B Convertible Preferred Stock remaining outstanding on or after August 14, 2026.

Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series B Convertible Preferred Stock will increase to 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect, and (ii) the greater of (x) the “Floor Price” of $0.0468 and (y) 80% of the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series B Convertible Preferred Shares then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series B Convertible Preferred Shares and (ii) the equity value of our common stock underlying the Series B Convertible Preferred Shares. The equity value of our common stock underlying the Series B Convertible Preferred Shares is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

Upon our liquidation, dissolution or winding up, holders of Series B Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series B Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series B Convertible Preferred Stock into common stock immediately prior to the date of such payment.

Anti-Takeover Effects of Delaware Law and Provisions of our Charter and our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Amendment to our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated Preferred Stock

Our charter provides for 20,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Nasdaq-Listed IPO Warrants

Each IPO Warrant represents the right to purchase one share of common stock at an exercise price of $4.35 (pre-split), or $69.60 (after giving effect to our January 3, 2024 reverse stock split). The IPO Warrants are exercisable beginning April 21, 2022, will terminate on the 5th anniversary date the IPO Warrants are first exercisable. The exercise price and number of shares for which each IPO Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

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Holders of the IPO Warrants may exercise their IPO Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the IPO Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the IPO Warrant shares (the “IPO Warrant Shares”) is not effective, a holder of IPO Warrants may only exercise its IPO Warrants for a net number of IPO Warrant Shares pursuant to the cashless exercise procedures specified in the IPO Warrants. IPO Warrants may be exercised in whole or in part, and any portion of an IPO Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of an IPO Warrant.

Upon the holder’s exercise of an IPO Warrant, we will issue the shares of common stock issuable upon exercise of the IPO Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the IPO Warrants will be, when issued in accordance with the IPO Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time an IPO Warrant is outstanding, we consummate any fundamental transaction, as described in the IPO Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any IPO Warrants will thereafter receive upon exercise of the IPO Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such IPO Warrants would have been entitled upon such consolidation or merger or other transaction.

The IPO Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the IPO Warrants require the written consent of the holder of such IPO Warrants and us. The IPO Warrants were issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the IPO Warrants, each of which are included as exhibits to the registration statement of which this prospectus is a part.

Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our IPO Warrants is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

As of October 28, 2024, there were 10,140,916 shares of our common stock outstanding, and approximately 145 stockholders of record. 1,930 shares of our preferred stock are outstanding.

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Other Outstanding Warrants

As of October 28, 2024, after giving effect to our January 3, 2024 reverse stock split, we had 16,597,689 other outstanding common stock warrants (in addition to our IPO Warrants described above). The terms of these warrants are (i) 123,566 warrants with a per share exercise price of $0.29 and expiring 2028, (ii) 26,673 warrants with a per share exercise price of $69.60 and expiring 2027, (iii) 1,576 warrants with a per share exercise price of $0.0002 and expiring 2028, (iv) 400,000 warrants with a per share exercise price of $0.1759 and expiring 2029, (v) 10,350,000 warrants issued as part of a February 2024 public offering, with a per share exercise price of $0.58 and expiring 2029, and (vi) 5,685,049 warrants issued as part of a September 2024 private placement, with a per share exercise price of $0.1759 and expiring 2030.

The per share exercise price of the warrants described in clause (i) and (ii) above is subject to a “full ratchet” adjustment if the Company issues securities at an effective per share price lower than the then effective warrant exercise price.

These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

In connection with our April 2022 IPO, we issued a warrant (the “IPO Representative’s Warrant”), which enables our IPO underwriter to purchase up to an aggregate of 10,825 post-split shares of Common Stock, at an exercise price equal to $87.04 per share. The IPO Representative’s Warrant may be exercised beginning on October 26, 2022 until April 26, 2027.

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Legal Matters

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Carroll Legal LLC, Denver, Colorado. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

Experts

Haynie & Company, independent registered public accounting firm, has audited the financial statements of the Company as of December 31, 2023 and for the year ended December 31, 2023, as set forth in their report thereon appearing in Aclarion, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Aclarion, Inc.’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

The restated financial statements of Aclarion, Inc. for the year ended December 31, 2022 has been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Aclarion, Inc.’s Annual report on Form 10-K for the year ended December 31, 2023, and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Aclarion, Inc.’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

Where You Can Find Additional Information

This prospectus is part of the registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document.

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov and in the “Investors” section of our website at www.aclarion.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

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Incorporation of Documents By Reference

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

1. Our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 28, 2024;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, as filed with the SEC on May 15, 2024 and August 14, 2024, respectively;

3. Our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 4, 2024, January 23, 2024, January 29, 2024, February 27, 2024, April 12, 2024, June 18, 2024, June 26, 2024, August 13, 2024, August 16, 2024, August 23, 2024, August 29, 2024, September 23, 2024, September 24, 2024, October 1, 2024, and October 11, 2024; and

4. The description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on April 20, 2022, as updated by the description of our Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) on or after the date of the effectiveness of the registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting John Lorbiecki, c/o Aclarion, Inc., at 8181 Arista Place, Suite 100, Broomfield, Colorado 80021. Our telephone number is (833) 275-2266. Information about us is also available at our website at www.aclarion.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

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Up to 27,515,153 Shares of Common Stock

ACLARION, INC.

PROSPECTUS

November 8, 2024